Exhibit 99.1

Old Second Bancorp, Inc.	For Immediate Release
(Nasdaq: OSBC)	April 27, 2011

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces First Quarter 2011 Results

Results Show Narrowing Loss and Improved Asset Quality

AURORA, Illinois, April 27, 2011 — Old Second Bancorp, Inc. (the “Company” or “Old Second”) (Nasdaq: OSBC), parent company of Old Second National Bank (the “Bank”), today announced results of operations for the first quarter of 2011.  The Company recorded a net loss of $3.1 million compared to a net loss of $8.6 million in the first quarter of 2010;  The Company’s pretax net loss of $3.1 million for the first quarter of 2011 compared to $14.7 million for the first quarter of 2010.  The Company’s net loss available to common shareholders of $4.3 million, or $0.30 per share, for the first quarter of 2011 compared to a net loss available to common shareholders of $9.7 million, or $0.69 per share, in the first quarter of 2010.

The Company’s $4.0 million provision for loan losses for the first quarter of 2011 compared favorably to the $19.2 million provision in the first quarter of 2010 and to the $14.0 million provision in the fourth quarter of 2010.  The first quarter 2011 provision increased the allowance coverage to 4.57% of loans, up from 3.41% at March 31, 2010 and 4.51% at December 31, 2010.

In announcing these results, the Company’s Chairman and CEO, William Skoglund said, “We are very encouraged by our continued progress in addressing asset quality during the first quarter. Nonperforming loans were down $35.9 million, or 15.7% compared to year-end 2010. While we are not yet performing at desired levels, we believe this is a significant step in the right direction.”

“Since this credit cycle began, we have tried to be as transparent as possible with the information at our disposal. We value our relationships with all of our stakeholders: customers, employees, investors and regulators.  Our employees have been working diligently to move us toward a recovery and we believe that the results are beginning to show.”

“Regulatory capital levels continue to improve at Old Second National Bank.  At the end of the first quarter of 2011, total capital was 11.97%, up 24 basis points  from December 31, 2010, and up 124 basis points from June 30, 2010.  The leverage ratio was 8.64%, up 54 basis points from December 31, 2010, and 88 basis points from June 30, 2010.  As previously disclosed, the bank was not in full compliance with the heightened capital ratios that it had agreed to maintain with the Office of the Controller of the Currency (OCC).   Specifically the bank was slightly below the mandated leverage ratio of 8.75% although the bank’s total capital requirement exceeded the agreed to ratio of 11.25%.”

Our strong and profitable wealth management and mortgage origination units and our valuable retail branch network comprise the core of our franchise.  We are positioning the Company so that we can raise additional capital to build on that core when the appropriate time and opportunity presents itself,” he concluded.

First Quarter 2011 Highlights

Core Earnings

•                  Core earnings were $5.4 million in the first quarter of 2011. (Core earnings exclude taxes, provisions for loan losses, and income and expenses associated with other real estate owned.)

•                  The tax-equivalent net interest margin was 3.42% during the quarter ended March 31, 2011.

•                  Noninterest income of $9.3 million was $1.0 million higher in the first quarter of 2011 than in the first quarter of 2010.

•                  Noninterest expenses of $24.6 million were $151,000 lower in the first quarter of 2011 than in the first quarter of 2010.

Core Deposit Growth

•                  Noninterest bearing demand deposits increased $41.1 million, or 12.4%, to $371.9 million at March 31, 2011, compared to December 31, 2010.

Asset Quality

•                  Nonperforming loans declined $35.9 million during the first quarter of 2011 to $193.0 million as of March 31, 2011 from $228.9 million as of December 31, 2010.

•                  The provision for loan loss expense decreased to $4.0 million for the first quarter ended March 31, 2011, compared to $19.2 million in the same period in 2010 and $14.0 million in the fourth quarter of 2010.

•                  The first quarter 2011 provision increased the allowance coverage to 4.57% of loans, which was an increase from both 3.41% at March 31, 2010 and 4.51% at December 31, 2010.

•                  Loans that were classified as performing but 30 to 89 days past due and still accruing interest decreased to $12.2 million at March 31, 2011 from $13.9 million at December 31, 2010 and $44.0 million at March 31, 2010.

Net Interest Income

Net interest income decreased from $21.0 million for the quarter ended March 31, 2010 to $16.2 million for the quarter ended March 31, 2011.  The decline in net interest income was directly related to a decline in average earning assets offset in part by a general decrease in interest rates, particularly on time certificates of deposits.  Average earning assets decreased $368.4 million, or 16.0%, from $2.30 billion in the first quarter of 2010, to $1.93 billion in the first quarter of March 2011.  The decrease in assets is due, in part, to the Board’s strategy to reduce overall asset size.  This strategy is intended to allow the Bank to focus on its asset quality and maintaining its capital ratios.  Loan growth was limited throughout 2010 and the first quarter of 2011.  Consequently average loans, including loans held for sale, decreased $371.8 million.  This decline was also due, in part, to a lower level of qualified borrower demand within the Bank’s market, combined with charge-off activity.  The level of average earning assets was also affected by transfers of loans to other real estate owned (“OREO”) and net charge-offs.  Average OREO increased $34.1 million during the first quarter of March 31, 2011, compared to the same period in 2010, as collateral from loans was converted.  Net charge-offs also decreased average loans, but the pace of this activity in 2011 decreased by $9.8 million compared to the first quarter of 2010.

The balance sheet deleveraging has been accompanied by significant reductions in deposits that previously provided funding for loan growth and a larger securities portfolio.  Management maintained an emphasis on relationship banking throughout this period of asset reduction, focusing on customers with multiple accounts rather than single-service customers that may be associated with a higher cost of funding.  As a result, there was a decrease in average interest bearing liabilities of $351.0 million, or 17.5%, in the quarter ended March 31, 2011, compared to the same period in 2010.  The quarterly net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, decreased from 3.78% in the first quarter of 2010 to 3.42% in the first quarter of 2011.  The average tax-equivalent yield on earning assets decreased 49 basis points from 5.09% in the first quarter of 2010 to 4.60% in the first quarter of 2011.  At the same time, however, the cost of funds on interest bearing liabilities decreased from 1.57% to 1.44%, or 13 basis points, helping to offset that decrease.

Asset Quality

The Company recorded a $4.0 million provision for loan losses in the first quarter of 2011 compared to a $19.2 million provision in the first quarter of 2010 and a $14.0 million provision for loan losses in the fourth quarter of 2010.  Provisions for loan losses are made to provide for probable and estimable losses inherent in the loan portfolio.  Nonperforming loans decreased significantly from $228.9 million at December 31, 2010, to $193.0 million at March 31, 2011, which is similar to the $192.7 million at March 31, 2010.  In the first quarter of 2011 and the fourth quarter of 2010, the Company recorded net loan charge-offs of $7.2 million and $5.9 million, respectively.  In the first quarter of 2010, the Company had net charge-offs of $16.9 million.  The distribution of the Company’s gross charge-off activity for the periods indicated is detailed in the chart below.

	Three Months Ended
Loan Charge-offs, Gross	March 31,
(in thousands)	2011	2010
Real Estate-construction
Homebuilder	$505	$6,775
Land	1,431	809
Commercial speculative	—	3,735
All other	34	215
Total real estate - construction	1,970	11,534
Real estate-residential
Investor	126	614
Owner occupied	856	1,318
Revolving and junior liens	182	336
Total real estate-residential	1,164	2,268
Real estate-commercial, nonfarm
Owner general purpose	2,659	506
Owner special purpose	1,321	78
Non-owner general purpose	183	196
Non-owner special purpose	761	231
Retail properties	770	2,525
Total real estate - commercial, nonfarm	5,694	3,536
Real estate-commercial, farm	—	—
Commercial and industrial	145	1,231
Other	114	97
	$9,087	$18,666

The distribution of the Company’s nonperforming loans as of March 31, 2011 is included in the chart below (in thousands):

		90 days
		or More	Restructure	Total Non-	% Non-
Nonperforming loans	Nonaccrual	Past Due	Loans	performing	performing	Specific
as of March 31, 2011	Total(1)	and Accruing	(Accruing)	Loans	Loans	Allocation
Real estate - construction	$53,642	$267	$2,220	$56,129	29.1%	$5,260
Real estate - residential:
Investor	14,725	—	514	15,239	7.9%	2,282
Owner occupied	15,041	—	8,043	23,084	12.0%	1,445
Revolving and junior liens	1,889	—	—	1,889	1.0%	418
Real estate - commercial, nonfarm	89,241	—	3,132	92,373	47.9%	9,933
Real estate - commercial, farm	1,194	—	—	1,194	0.6%	—
Commercial and industrial	3,019	75	—	3,094	1.5%	671
Other	6	—	—	6	0.0%	—
	$178,757	$342	$13,909	$193,008	100.0%	$20,009

(1) Nonaccrual loans included $28.4 million in restructured loans, including $6.5 million in real estate construction, $7.8 million in commercial real estate nonfarm,  $8.2 million in real estate - residential investor, and $5.9 million in real estate - owner occupied.

Commercial Real Estate

Commercial Real Estate Nonfarm (“CRE”) remained the largest component of nonperforming loans at $92.4 million, or 47.9% of total nonperforming loans.  This compares to $107.0 million and 46.7% at December 31, 2010, and $48.0 million and 24.9% at March 31, 2010.  The class components of the CRE segment at March 31, 2011 were as follows (dollars in thousands):

	Nonaccrual	90 Days or More	Restructured Loans	Total Non performing	% Non Performing	Specific
Real Estate - Commercial Nonfarm	Total	Past Due	(Accruing)	Loans	CRE Loans	Allocation
Owner occupied general purpose	$15,132	$—	$—	$15,132	16.4%	$1,657
Owner occupied special purpose	24,348	—	—	24,348	26.4%	725
Non-owner occupied general purpose	17,490	—	2,686	20,176	21.8%	4,161
Non-owner occupied special purpose	9,608	—	446	10,054	10.9%	1,402
Retail properties	22,663	—	—	22,663	24.5%	1,988
	$89,241	$—	$3,132	$92,373	100.0%	$9,933

Portfolio loans secured by retail property, primarily strip malls, have been experiencing the most financial stress.  This class accounted for 11.2% of all CRE loans and 24.5% of all nonperforming CRE loans at March 31, 2011.  Almost 26.9% of total retail CRE loans are nonperforming, with $22.7 million of credit exposure at March 31, 2011.  First quarter 2011 charge-offs in the retail segment totaled $770,000 and management estimated the remaining specific allocation for nonperforming loans of $2.0 million was sufficient coverage for the remaining loss exposure at March 31, 2011. However, there can be no guarantee that actual losses in this category will not exceed such amount.  Retail properties accounted for 13.5% of the first quarter 2011 charge-offs in CRE.

The owner occupied special purpose category comprised the largest component of nonperforming CRE.  At $174.2 million, this special purpose class represented 23.1% of all CRE loans.  With $24.3 million of these loans nonperforming at year end, these loans accounted for 26.4% of total nonperforming CRE.  Special purpose owner occupied credits include loans collateralized by property types such as gas stations, health and fitness centers, golf courses, restaurants, and medical office buildings.  Charge-offs in the first quarter of 2011 totaled $1.3 million in this loan class and management estimated that the specific allocation of $725,000 million was sufficient coverage for the remaining loss exposure at March 31, 2011. However, there can be no guarantee that actual losses in this category will not exceed such amount.

Non-owner occupied, general purpose loans include credits that are collateralized by office, warehouse, and industrial properties and represented 28.3% of total CRE loans, and 21.8% of nonperforming CRE loans at the end of the first quarter of 2011.  First quarter 2011 charge-offs in this category were $183,000 and management estimated that $4.2 million of specific allocation was sufficient coverage for the remaining loss exposure at March 31, 2011. However, there can be no guarantee that actual losses in this category will not exceed such amount.

As of March 31, 2011, owner occupied general purpose loans comprised 22.3% of CRE, and 16.4% of nonperforming CRE loans.  Charge-offs totaled $2.7 million in the first quarter of 2011, and management estimated that specific allocations of $1.7 million were sufficient coverage for the remaining loss exposure at March 31, 2011. However, there can be no guarantee that actual losses in this category will not exceed such amount.

Non-owner occupied, special purpose loans represented 15.1% of the CRE portfolio, and 10.9% of nonperforming CRE loans at the end of the first quarter of 2011.  In the first quarter, a charge-off of $761,000 was recorded, and management estimated that a specific allocation of $1.4 million was sufficient coverage for the remaining loss exposure at March 31, 2011. However, there can be no guarantee that actual losses in this category will not exceed such amount.

In addition to the specific allocations detailed above, in accordance with GAAP, in the second quarter of 2009 management created a higher risk commercial real estate pool loss factor for certain CRE loans to be directionally consistent with observable trends within the loan portfolio segments and with continued deteriorating market conditions.  These loans typically have a deficiency in cash flow coverage from the property securing the credit, but other supporting factors such as liquidity, guarantor capacity, sufficient global cash flow coverage or cooperation from the borrower is evident to support the credit.  These deficiencies in cash flow coverage are typically attributable to vacancy that is expected to be temporary or reduced operating income from the owner-occupant due to cyclical impacts from the recession.  The pool also includes cases where the property securing the credit has adequate cash flow coverage, but the borrower has other economic stress indicators to warrant heightened risk treatment.  Management estimated additional reserves of $6.8 million in the first quarter of 2011, based upon the amount of loans within this pool at March 31, 2011.  The combination of reduced specific loan loss allocations and increased general allocation from the high risk pool resulted in an additional $1.7 million of estimated loss coverage in the first quarter of 2011.

Construction and Development

At March 31, 2011, nonperforming construction and development (“C & D”) loans totaled $56.1 million, or 29.1% of total nonperforming loans.  This is a decrease from $68.0 million at December 31, 2010.  In the first quarter of 2011, the bank effectively executed a $10.0 million loan sale on a large single borrower that contributed to the 17.5% reduction in nonperforming C & D loans. The loan sale was executed at the remaining book value of the loan, after charge-offs of $846,000 in the first quarter of 2011 and 478,000 in the third quarter of 2010.  Of the $104.6 million of total C & D loans in the portfolio, 53.6% of all construction loans were nonperforming as of March 31, 2011, as compared to 39.7% at March 31, 2010, and 52.5% at December 31, 2010.  Total C & D charge-offs for the first quarter of 2011 were $2.0 million, as compared to $3.6 million in the fourth quarter 2010.  Following that charge-off activity, management estimated that specific allocations of $5.3 million were sufficient coverage for the remaining loss exposure in this segment at March 31, 2011. However, there can be no guarantee that actual losses in this category will not exceed such amount. The majority of the Bank’s C & D loans are located in suburban Chicago markets, predominantly in the far western and southwestern suburbs.  The Bank’s loan exposure to credits secured by builder home inventory is down 54.4% from a year ago.

Management closely monitors the performing loans that have been rated as “watch” or “substandard” but accruing.  While some additional adverse migration is still possible, management believes that much of the remaining performing C & D borrowers have demonstrated sufficient operating strength through an extended period of weak construction to avoid classification as an impaired credit.  As a result, management believes future losses in the construction segment will continue to trend downward.  In addition to reviewing the operating performance of the borrowers when reviewing allowance estimates, management also continues to update underlying collateral valuation estimates to reflect the aggregate estimated credit exposure.  While management observed some continuation in the decreasing trend in collateral valuation, it has also observed that the rate of property valuation decline has generally diminished.

In addition to specific allocations detailed above, management created a higher risk C & D pool loss factor estimate for developers in accordance with GAAP at the end of 2008.  That pool was designed to capture general losses in the portfolio attributable to the construction segment, because of the emerging market risks identified by management in the economic cycle.  Because no similar event had been experienced in the Company’s recent history, management estimated that the historical loss portion of the allowance calculation would not capture the probability of additional loss in that pool segment.  While that estimate was appropriate at that point in the cycle, the volume of credits in that pool steadily diminished and the estimated losses were recognized as described above.  Management also monitored borrower operating results and other characteristics, including the collateral composition of the credits subject to this factor.  On the latter point management observed this profile changed from 2009, where the majority was homebuilder lot inventory loans with greater loss exposure, to the third quarter of 2010, where the majority of the borrowers had buildings that were nearly finished and management estimated a lesser loss exposure.  Management noted the above improving trends and eliminated the special pool factor for construction as of September 30, 2010, in accordance with GAAP. Further, management’s estimated historical loss factor for construction required $7.2 million in reserves at March 31, 2011 and $13.0 million in reserves at December 31, 2010, whereas that factor called for virtually no reserves at the end of 2008.

The following table illustrates management’s change in C & D estimates of provision for loan loss on a quarterly basis (in millions):

	Portfolio	Specific Allocation	General Allocation
December 31, 2010	$129.6	$3.7	$14.6
March 31, 2011	104.6	5.3	8.1

Residential Real Estate

Nonperforming 1-4 family residential mortgages to consumers totaled $23.1 million, or 12.0% of the nonperforming loan total as of March 31, 2011.  This segment totaled $25.5 million in nonperforming loans at December 31, 2010, compared to $27.4 million at March 31, 2010.  While Kendall, Kane and Will counties have experienced high rates of foreclosure in both 2009 and 2010, the Bank has experienced relatively stable nonperforming totals.  Of the nonperforming loans in this category, $8.0 million, or 34.8%, are to homeowners enrolled in the Bank’s foreclosure avoidance program and are classified as restructured at March 31, 2011.  The typical concessions granted in these cases were small and temporary rate reductions and a reduced monthly payment.  The usual profile of these borrowers includes a decrease in household income resulting from a change or loss of employment.  It has been management’s experience that these borrowers typically resume normal performance on their obligations when their earnings situation improves.  The remaining nonperforming loans in the 1-4 family residential category are in nonaccrual status and most cases are in various stages of foreclosure.  The Bank did not offer subprime mortgage products to its customers and management believes that the deterioration in this segment relates primarily to the high rate of unemployment in our market area.  In addition, a significant portion of these nonperforming loans were supported by private mortgage insurance, and, at March 31, 2011, management estimated that a specific allocation of $1.4 million was adequate loss coverage following the $856,000 of charge-offs that occurred during the quarter. However, there can be no guarantee that actual losses in this category will not exceed such amount. At March 31, 2011, there were no loans that were greater than 90 days past due and were still accruing interest in this portfolio segment.  Additionally, at March 31, 2011, loans past due 30 to 89 days and still accruing totaled $6.4 million, which was an increase from $5.1 million at December 31, 2010 but an improvement from $9.6 million at March 31, 2010.

Nonperforming residential investor loans consist of multi-family and 1-4 family properties and totaled $15.2 million, or 7.9% of the nonperforming loans total.  This was a decrease from $22.2 million at December 31, 2010, and a decrease from $24.9 million at March 31, 2010.  Following the first quarter charge-off of $126,000, management estimated that a total specific allocation of $2.3 million would be sufficient loss reserves at March 31, 2011 for the remaining risk in this category.  Management also noted that the remaining loss exposure was centered in loans collateralized by first mortgages on 1-4 family investor loans that total $12.1 million of this category. However, there can be no guarantee that actual losses in this category will not exceed such amount. The remaining nonperforming multi-family loans totaled $3.1 million.  Management observed the typical profile of the nonperforming multi-family investor was where the property has decreased net operating income, due to both higher vacancy and higher past due collection rates.  Those trends have generally stabilized in the portfolio and many multi-family borrowers were reporting improved cash flow from operations as of March 31, 2011, compared to March 31, 2010.

Other

The remaining nonperforming credits included $3.1 million in commercial and industrial loans, $1.9 million in consumer home equity and second mortgage loans and $1.2 million in farmland and agricultural loans.  At March 31, 2011, management estimated that a total specific allocation of $671,000 on the commercial and industrial portfolio would be sufficient loss coverage for the remaining risk in those nonperforming credits, and that $418,000 was sufficient loss coverage for the consumer loan segment.  However, there can be no guarantee that actual losses in this category will not exceed such amount.  These estimated amounts were following charge-offs in the first quarter of 2011 of $145,000 in commercial and industrial loans, and $182,000 in consumer home equity loans.

Other Troubled Loans

Loans that were classified as performing but 30 to 89 days past due and still accruing interest decreased to $12.2 million at March 31, 2011 from $44.0 million at March 31, 2010 and $13.9 million at December 31, 2010.  At March 31, 2011, loans 30 to 89 days past due consisted of $6.4 million in 1-4 family consumer mortgages, $1.8 million in commercial real estate credits, $2.2 million in residential investor credits, $49,000 in construction and development, $429,000 in commercial and industrial loans, $139,000 in consumer installment loans and $1.1 million in home equity loans.  Troubled debt restructurings (“TDR”) in accrual status total $13.9 million, which was a decrease from $15.6 million on a linked quarter basis.  Accruing TDRs included $8.0 million in consumer mortgages in the foreclosure avoidance program discussed previously, $2.2 million in restructured residential lot inventory loans to builders, $514,000 in 1-4 family investor mortgages, and $3.1 million in non-owner occupied commercial real estate.

Nonaccrual TDR loans totaled $28.4 million as of March 31, 2011.  These credits, which have not demonstrated a sustained period of financial performance, include the following:

•                  Investor mortgages on 1-4 properties totaling $6.7 million, with $6.3 million of that amount attributable to one relationship.  That borrower was enrolled in a forbearance program that included financial concessions in March 2009, with an interim plan to stabilize performance.  The borrower performed acceptably under the interim agreement for one year, but the borrower became uncooperative in the process of completing the formal restructuring plan in early 2010 and management is now pursuing a liquidation strategy.

•                  Consumer residential mortgages in the amount of $5.9 million with either borrowers who fell past due under normal terms and then enrolled in the foreclosure avoidance program, or credits that were previously enrolled in that program, but have now moved into foreclosure or other workout status.  Based on our limited foreclosure program experience to date, management estimates that approximately 50% of these credits will eventually return to performing status and the remainder will become foreclosures.

•                  A $3.6 million loan on a retail strip mall property that was placed in forbearance in early 2009, and then restructured in early 2010.  The credit has performed acceptably under the modified terms, but credit characteristics were too weak to merit a return to accrual status and the owner/guarantor is attempting to negotiate a short sale or deed in lieu arrangement.

•                  TDR loans totaling $5.6 million that were made to homebuilders and developers and collateralized by lots and land.  These were primarily builder loans that failed to perform under modified terms and are in the process of foreclosure and deed-in-lieu arrangements.  The original modifications in these cases were generally designed to encourage the borrowers to achieve an orderly sale of the collateral in liquidation, but have not been successful.

•                  A $1.6 million credit that is secured by an office building and the terms of the credit were modified by Chapter 11 bankruptcy reorganization.  The effect of the modified terms would produce a very small concession.  Management is not confident the entire amount allowed by the court is collectible and has estimated a larger impairment charge based upon a collateral-dependent analysis, although the borrower is performing according to these modified terms.  A more formal post-bankruptcy restructuring is being considered and such an event may allow a portion of this credit to return to performing status in 2011.

Management estimated the quarterly value of TDRs in liquidation status on a collateral dependency basis, and believed that specific allocation estimates at March 31, 2011 were sufficient coverage for the remaining loss exposure in this category.

The coverage ratio of the allowance for loan losses to nonperforming loans was 37.9% as of March 31, 2011, which was an increase from 33.3% as of December 31, 2010.  The linked quarter increase in this ratio was largely driven by a $35.9 million, or 15.7%, reduction in nonperforming loans.  Management updated the estimated specific allocations in the first quarter after receiving more recent appraisal collateral valuations or information on cash flow trends related to the impaired credits.  The estimated general allocations decreased by $205,000 as the overall loan balances subject to general factors decreased at March 31, 2011, even though the pooled commercial real estate segment increased and somewhat offset that decline.  Management determined the estimated amount to provide in the allowance for loan losses based upon a number of factors, including loan growth or contraction, the quality and composition of the loan portfolio and loan loss experience.  The latter item was also weighted more heavily based upon recent increased loss experience.  Management created a higher risk construction and development pool for developers and estimated a higher qualitative loss factor at the end of 2008, and as discussed previously in the construction loan section of this narrative, that pool was determined to no longer be necessary as of September 30, 2010.  This change was made because of diminished migration potential, the more favorable credit characteristics of the remaining construction portfolio, and higher historical loss factors that management now estimates to be adequate coverage for the remaining risk of loss in the construction portfolio.

Management also created a higher risk pool within commercial real estate loans and assigned a higher qualitative risk factor for those segments of that portfolio in the second quarter of 2009.  Management regularly reviews the performance of that pool and adjusts the population and the related loss factors taking into account adverse market trends including collateral valuation as well as its assessments of the credits in that pool.  Those assessments capture management’s estimate of the potential for adverse migration to an impaired status as well as its estimation of what the potential valuation impact from that migration would be if it were to occur.  Management slightly decreased the quantity of assets subject to this pool factor by 2.6% in the first quarter.  Management increased the loss factor by 6% assigned to this pool based on its observations of weakness in some CRE sectors.  Management also observed that stresses in those credits were attributable to cyclical economic events that were showing some signs of stabilization.  Those signs included a reduction in loan migration to watch status, as well as a decrease in 30 to 89 day past due loans and some stabilization in values of certain properties.

The above changes in estimates were made by management to be consistent with observable trends within loan portfolio segments and in conjunction with market conditions and credit review administration activities.  These environmental factors are evaluated on an ongoing basis and are included in the assessment of the adequacy of the allowance for loan losses.  When measured as a percentage of loans outstanding, the total allowance for loan losses increased from 4.51% of total loans as of December 31, 2010, to 4.57% of total loans at March 31, 2011.  In management’s judgment, an adequate allowance for estimated losses has been established; however, there can be no assurance that actual losses will not exceed the estimated amounts in the future.

Other real estate owned (“OREO”) increased $10.0 million from $75.6 million at December 31, 2010, to $85.6 million at March 31, 2011.  In the first quarter of 2011, management successfully converted collateral securing problem loans to properties ready for disposition in the net amount of $19.5 million.  Additionally $2.0 million in development improvements were added to OREO in the first quarter.  First quarter additions were offset by $9.1 million in dispositions, which generated a net gain on sale of $234,000, and $2.4 million in additional valuation adjustments.  The Bank added 40 properties to OREO during the first quarter, which brought the total OREO holdings to 245 properties.  These OREO properties consisted of different types, including 109 single-family residences, with an estimated realizable market value of $8.5 million, 49 non-farm, nonresidential properties, with an estimated value of $42.6 million, a number of residential and commercial lots with an estimated realizable market value of $22.5 million, and 12 parcels of vacant acreage suitable for either farming or development with an estimated value of $11.9 million.  Details related to the activity in the OREO portfolio for the periods presented are itemized in the following table (in thousands):

	Three Months Ended
	March 31,
	2011	2010
Beginning balance	$75,613	$40,200
Property additions	19,451	18,838
Development improvements	2,022	10
Less:
Property disposals	9,123	4,102
Period valuation adjustments	2,393	5,091
Other real estate owned	$85,570	$49,855

When measured as a percentage of other real estate properties owned, the OREO valuation reserve decreased to $21.9 million, which is 20.4% of gross OREO at March 31, 2011.  The valuation reserve represented 22.7% of gross OREO at December 31, 2010.  In management’s judgment, an adequate property valuation allowance has been established; however, there can be no assurance that actual valuation losses will not exceed the estimated amounts in the future.

Noninterest Income

Noninterest income increased $1.0 million, or 12.4%, to $9.3 million during the first quarter of 2011 compared to $8.3 million during the same period in 2010.  Trust income increased by $127,000, or 7.7%, for the first quarter of 2011.  The increase in revenue was primarily due to an increase in estate settlement activity and investment advisory fees, partially offset by a reduction in personal trust income.  Service charge income from deposit accounts decreased for the quarter primarily due to decreases in overdraft fees, which have declined industry wide in keeping with recent regulatory changes.  Total mortgage banking income in the first quarter of 2011, including net gain on sales of mortgage loans, secondary market fees, and servicing income, was $1.8 million, an increase of $290,000, or 18.8%, from the first quarter of 2010. The increase was primarily the result of a $79,000 increase in gains on sales of mortgage loans and a $207,000 increase in servicing income.

Realized gains on securities totaled $139,000 in the quarter ended March 31, 2011, compared to a $2,000 realized loss for the same period in the prior year.  Bank owned life insurance (“BOLI”) income increased by $34,000, or 7.9%, in the first quarter of 2011 compared to the same period in 2010, as the underlying investment performance was stronger in 2011.  Debit card interchange income increased $37,000 for the quarter as the volume of consumer card activity remained strong in the first quarter.  Lease revenue received from OREO properties increased $2,000 in the quarter ended March 31, 2011, compared to the prior year.  The Bank had a net gain of $234,000 on disposal of OREO in the first quarter of 2011, which was an increase of $83,000 from the same period in 2010.  Other noninterest income increased $685,000 for the first quarter ended March 31, 2011, compared to the same period in 2010, largely due to miscellaneous income, including prior year interest from loans removed from nonaccrual status, as well as an increase in ATM surcharge and transaction-related fees.

Noninterest Expense

Noninterest expense was $24.6 million during the first quarter of 2011, a decrease of $151,000, from $24.7 million in the first quarter of 2010. Increases for the quarter were in legal fees, FDIC insurance, general bank insurance, debit card interchange expense and other expenses.  These were more than offset by reductions in OREO expenses as well as salaries and occupancy related expenses.  Salaries and benefits expense decreased by $96,000, or 1.1%, in the first quarter of 2011 compared to same period in 2010. These reductions in salaries and benefits expense resulted primarily from a decrease in salary expense, partially offset by an increase in group medical expenses.  The number of full time equivalent employees decreased to 505 for the first quarter of 2011, compared to 548 at the same time last year.

Occupancy expense decreased $180,000, or 11.8%, from the first quarter of 2010 to the first quarter of 2011.  Furniture and fixture expenses also decreased by $179,000 in the first quarter ended March 31, 2011, as compared to the same period in the prior year.  In the first quarter of 2010, the Company closed three branches where there was an overlap in service area.  As a result of these closures, management has been able to realize lower costs in both the occupancy and furniture and fixtures categories.

Federal Deposit Insurance Corporation (“FDIC”) costs increased $311,000, or 21.8%, for the quarter ended March 31, 2011 as compared to the prior year.  As previously announced, the Board of Directors of the FDIC voted to propose a comprehensive, long-range plan for deposit insurance fund management in response to changes to the FDIC’s authority to manage the Deposit Insurance Fund contained in the Dodd-Frank Wall Street Reform and Consumer Protection Act.  As part of the fund management plan, the Board adopted a new Restoration Plan to ensure that the fund reserve ratio reaches 1.4% percent by September 30, 2020, as required.  That Restoration Plan also foregoes the uniform 3 basis point assessment rate increase previously scheduled to go into effect January 1, 2011, and keeps the current rate schedule in effect.

General bank insurance increased $685,000 for the first quarter of 2011 when compared to the same period in 2010.  First quarter of 2011 advertising expense decreased by $23,000, or 9.0%, when compared to the same period in 2010.  Legal fees increased $384,000 in a quarterly comparison, and were primarily related to loan workouts and the Company’s ongoing review of its capital initiatives and alternatives.

OREO expense decreased $1.1 million, or 17.3%, from $6.4 million in the quarter ended March 31, 2010, to $5.3 million for the same period in 2011.  The decrease for the quarter was primarily due to a decrease in valuation expense of $2.8 million, or 54.3%, when compared to the same period in the prior year. This decrease was partially offset by increases to OREO real estate taxes and other expenses incurred in administering OREO.  Other expense increased $51,000, or 1.6%, in the first quarter of 2011 when compared to the same period in 2010.

Assets

Total assets decreased $8.5 million, or 0.4%, from December 31, 2010 to close at $2.12 billion as of March 31, 2011.  Loans decreased by $88.4 million, or 5.2%, as management continued to emphasize capital management and credit quality and overall demand from qualified borrowers continued to decline.  At the same time, loan charge-off activity reduced balances and collateral that previously secured loans moved to OREO.  As a result, the latter asset category increased $10.0 million, or 13.2%, for the quarter ended March 31, 2011.  Available-for-sale securities decreased by $6.4 million for the quarter ended March 31, 2011.  At the same time, net cash equivalents increased despite a general balance sheet deleveraging.  The largest changes by loan type included decreases in commercial real estate, real estate construction and residential real estate loans of $26.9 million, $25.0 million and $26.3 million, or 3.3%, 19.3% and 4.7%, respectively. Management intends to make future reductions to portfolio concentrations in real estate in keeping with the requirements of the Memorandum of Understanding (the “MOU”) between the Bank and the Office of the Comptroller of the Currency (“the OCC”), as previously disclosed.

Deposits

Total deposits decreased $6.2 million, or 0.3%, during the quarter ended March 31, 2011, to close at $1.90 billion.  The deposit segments that declined the most in this period were time certificates of deposits, which declined $27.7 million, or 3.5%, followed by interest bearing saving, NOW and money markets, which in the aggregate decreased $19.6 million, or 2.5%.  The decrease in time deposits occurred primarily due to management’s pricing strategy that required customers to have a core deposit relationship with the Bank to receive a higher rate on time deposits.  The Bank continues to comply with the brokered deposit guidelines contained within its MOU with the OCC.  As noted above, NOW accounts decreased by $38.2 million, from $304.3 million to $266.1 million, during the quarter ended March 31, 2011.  At the same time, noninterest bearing demand deposits increased by $41.1 million, or 12.4%, and savings and money market deposits increased by $13.0 million, or 7.2%, and $5.6 million, or 1.9%, respectively.  Market interest rates decreased generally and the average cost of interest bearing deposits decreased from 1.40% in the first quarter of 2010 to 1.20%, or 20 basis points, in the first quarter of 2011.  Similarly, the average total cost of interest bearing liabilities decreased 13 basis points from 1.57% in the first quarter of 2010 to 1.44% in the first quarter of 2011.

Borrowings

One of the Company’s most significant borrowing relationships continued to be the $45.5 million credit facility with LaSalle Bank National Association (now Bank of America).  That credit facility began in January 2008 and was originally comprised of a $30.5 million senior debt facility, which included a $30.0 million revolving line that matured on March 31, 2010, and $500,000 in term debt as well as $45.0 million of subordinated debt.  The subordinated debt and the term debt portion of the senior debt facility mature on March 31, 2018.  The interest rate on the senior debt facility resets quarterly, and is based on, at the Company’s option, either the lender’s prime rate or three-month LIBOR plus 90 basis points.  The interest rate on the subordinated debt resets quarterly, and is equal to three-month LIBOR plus 150 basis points.  The proceeds of the $45.0 million of subordinated debt were used to finance the 2008 acquisition of Heritage Bank, including transaction costs.  The Company had no principal outstanding balance on the Bank of America senior line of credit when it matured, but did have $500,000 in principal outstanding in term debt and $45.0 million in principal outstanding in subordinated debt at the end of both December 31, 2010 and March 31, 2011.  The term debt is secured by all of the outstanding capital stock of the Bank.  The Company has made all required interest payments on the outstanding principal amounts on a timely basis.

The credit facility agreement contains usual and customary provisions regarding acceleration of the senior debt upon the occurrence of an event of default by the Company under the agreement, as described therein.  The agreement also contains certain customary representations and warranties and financial and negative covenants.  At March 31, 2011, the Company continued to be out of compliance with two of the financial covenants contained within the credit agreement.  The agreement provides that upon an event of default as the result of the Company’s failure to comply with a financial covenant, the lender may (i) terminate all commitments to extend further credit, (ii) increase the interest rate on the revolving line of the term debt (together the “Senior Debt”) by 200 basis points, (iii) declare the Senior Debt immediately due and payable and (iv) exercise all of its rights and remedies at law, in equity and/or pursuant to any or all collateral documents, including foreclosing on the collateral.  The total outstanding principal amount of the Senior Debt is the $500,000 in term debt.  Because the subordinated debt is treated as Tier 2 capital for regulatory capital purposes, the Agreement does not provide the lender with any rights of acceleration or other remedies with regard to the Subordinated Debt upon an event of default caused by the Company’s failure to comply with a financial covenant.  In November 2009, the lender provided notice to the Company that it was invoking the default rate, thereby increasing the rate on the term debt by 200 basis points retroactive to July 30, 2009.  This action by the lender resulted in nominal additional interest expense as it only applies to the $500,000 of outstanding term debt.

The Company increased its other short-term borrowings $438,000, or 10.6%, from December 31, 2010.  This increase is related to Treasury Tax & Loan (TT&L) deposits.  The Bank is a TT&L depository for the FRB and, as such, accepts TT&L deposits.  The Company is allowed to hold these deposits for the FRB until they are called.

Capital

As of March 31, 2011, total stockholders’ equity was $80.2 million, which was a decrease of $3.8 million, or 4.5%, from $84.0 million as of December 31, 2010.  This decrease was primarily attributable to the net loss from operations in the first quarter of 2011.  As of March 31, 2011, the Company’s regulatory ratios of total capital to risk weighted assets, Tier 1 capital to risk weighted assets and Tier 1 leverage decreased to 11.65%, 6.04%, and 4.88%, respectively, compared to 11.46%, 6.09%, and 4.74%, respectively, at December 31, 2010.  The Company, on a consolidated basis, exceeded the minimum ratios to be deemed “adequately capitalized” under regulatory defined capital ratios at March 31, 2011.  The same capital ratios at the Bank were 11.97%, 10.68%, and 8.64%, respectively, at March 31, 2011, compared to 11.63%, 10.34%, and 8.10%, at December 31, 2010.  While the Bank’s ratios increased and exceeded the general minimum regulatory requirements to be considered “well capitalized”, it still was not in compliance with the heightened capital ratios that it has agreed to maintain pursuant to an understanding with the OCC. Specifically, the Bank’s Board of Directors agreed to meet by December 31, 2009, and thereafter maintain, a total risk-based capital ratio of at least 11.25%, and a Tier 1 capital ratio of at least 8.75%.  The Bank achieved these heightened regulatory capital ratios by December 31, 2009 and remained in compliance through March 31, 2010. As disclosed above, the Bank was in compliance with the heightened total capital to risk weighted assets ratio at March 31, 2011, but not the heightened Tier 1 leverage ratio, due to net losses that have been incurred since the first quarter of 2010.  As a result of the Bank’s failure to be in full compliance with the agreed-upon capital ratios, as well as the Bank’s continuing financial difficulties and heightened levels of nonperforming loans, management expects that the OCC will replace the current MOU with a formal regulatory enforcement action.

In addition to the above regulatory ratios, the Company’s non-GAAP tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets decreased to 0.22% and 0.31%, respectively, at March 31, 2011, compared to 0.30% and 0.63%, respectively, at December 31, 2010.

As previously announced, the Company has elected to defer regularly scheduled interest payments on $58.4 million of junior subordinated debentures related to the trust preferred securities issued by its two statutory trust subsidiaries, Old Second Capital Trust I and Old Second Capital Trust II.  Because of the deferral on the subordinated debentures, the trusts will defer regularly scheduled dividends on their trust preferred securities.  The total accumulated interest on the junior subordinated debentures including compounded interest from July 1, 2010 on the deferred payments totaled $3.4 million at March 31, 2011.

The Company has also suspended quarterly cash dividends on its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series B, issued to the U.S. Department of the Treasury in connection with the Company’s participation in the TARP Capital Purchase Program as well as suspending dividends on its outstanding common stock.  The dividends have been deferred since November 15, 2010, and while in deferral these dividends are compounded quarterly.  The accumulated TARP preferred stock dividends totaled $2.3 million at March 31, 2011.

Under the terms of the subordinated debentures, the Company is allowed to defer payments of interest for 20 quarterly periods without default or penalty, but such amounts will continue to accrue. Also during the deferral period, the Company generally may not pay cash dividends on or repurchase its common stock or preferred stock, including the TARP preferred stock. Under the terms of the TARP preferred stock, the Company is required to pay dividends on a quarterly basis at a rate of 5% per year for the first five years, after which the dividend rate automatically increases to 9%. Dividend payments on the TARP preferred stock may be deferred without default, but the dividend is cumulative and therefore will continue to accrue and, if the Company fails to pay dividends for an aggregate of six quarters, whether or not consecutive, the holder will have the right to appoint representatives to the Company’s board of directors. The terms of the TARP preferred stock also prevent the Company from paying cash dividends on or repurchasing its common stock while TARP preferred stock dividends are in arrears.

Non-GAAP Presentations: Management has traditionally disclosed certain non-GAAP ratios to evaluate and measure the Company’s performance, including a net interest margin calculation.  The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Management also presents an efficiency ratio that is non-GAAP.  The efficiency ratio is calculated by dividing adjusted noninterest expense by the sum of net interest income on a tax equivalent basis and adjusted noninterest income.  Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.  Consistent with industry practice, management also disclosed the tangible common equity to tangible assets and the Tier 1 common equity to risk weighted assets in the discussion immediately above and in the following tables.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)

In thousands, except share data

	Three Months Ended		Year to Date
	March 31,		December 31,
	2011	2010	2010
Summary Statements of Operations:
Net interest and dividend income	$16,190	$20,981	$78,613
Provision for loan losses	4,000	19,220	89,668
Noninterest income	9,288	8,267	44,910
Noninterest expense	24,598	24,749	100,636
(Benefit) expense for income taxes	—	(6,167)	41,868
Net loss	(3,120)	(8,554)	(108,649)
Net loss available to common stockholders	(4,279)	(9,682)	(113,187)

Key Ratios (annualized):
Return on average assets	(0.60)%	(1.37)%	(4.48)%
Return to common stockholders on average assets	(0.82)%	(1.55)%	(4.66)%
Return on average equity	(15.52)%	(17.54)%	(61.79)%
Return on average common equity	(150.82)%	(30.51)%	(106.41)%
Net interest margin (non-GAAP tax equivalent)(1)	3.42%	3.78%	3.64%
Efficiency ratio (non-GAAP tax equivalent)(1)	75.63%	61.07%	62.15%
Tangible common equity to tangible assets(2)	0.22%	4.50%	0.40%
Tier 1 common equity to risk weighted assets(2)	0.31%	3.37%	0.52%
Total capital to risk weighted assets (3)	11.65%	12.93%	11.46%
Tier 1 capital to risk weighted assets (3)	6.04%	9.47%	6.09%
Tier 1 capital to average assets	4.88%	7.88%	4.74%

Per Share Data:
Basic loss per share	$(0.30)	$(0.69)	$(8.03)
Diluted loss per share	$(0.30)	$(0.69)	$(8.03)
Dividends declared per share	$0.00	$0.01	$0.02
Common book value per share	$0.71	$8.50	$1.01
Tangible common book value per share	$0.34	$8.04	$0.61
Ending number of shares outstanding	14,034,991	13,939,833	13,911,475
Average number of shares outstanding	13,973,870	13,916,650	13,918,309
Diluted average shares outstanding	14,213,701	14,197,223	14,104,228

End of Period Balances:
Loans	$1,601,761	$1,958,101	$1,690,129
Deposits	1,902,349	2,164,462	1,908,528
Stockholders’ equity	80,186	187,740	83,958
Total earning assets	1,899,769	2,225,649	1,933,296
Total assets	2,115,406	2,497,685	2,123,921

Average Balances:
Loans	$1,651,952	$2,022,575	$1,900,604
Deposits	1,912,603	2,180,959	2,107,883
Stockholders’ equity	81,544	197,829	175,850
Total earning assets	1,927,944	2,296,368	2,189,354
Total assets	2,122,275	2,529,942	2,426,356

(1) Tabular disclosures of the tax equivalent calculation including the net interest margin and efficiency ratio for the quarters ending   March 31, 2011 and 2010, respectively, are presented on page 19.

(2) The information to reconcile GAAP measures and the ratios of Tier 1 capital, total capital, tangible common equity or Tier 1 common equity, as applicable, to average total assets, risk-weighted assets or tangible assets, as applicable, are presented on page 20.

(3) The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies.  Those agencies define the basis for these calculations including the prescribed methodology for the calculation of the amount of risk-weighted assets.

Financial Highlights, continued  (unaudited)

In thousands, except share data

	Three Months Ended		Year Ended
	March 31,		December 31,
	2011	2010	2010

Asset Quality
Charge-offs	$9,087	$18,666	$85,009
Recoveries	1,907	1,719	7,109
Net charge-offs	$7,180	$16,947	$77,900
Provision for loan losses	4,000	19,220	89,668
Allowance for loan losses to loans	4.57%	3.41%	4.51%

Nonaccrual loans(1)	$178,757	$177,019	$212,225
Restructured loans	13,909	14,739	15,637
Loans past due 90 days	342	981	1,013
Nonperforming loans	193,008	192,739	228,875
Other real estate	85,570	49,855	75,613
Receivable from foreclosed loan participation	—	20	—
Receivable from swap terminations	722	—	3,520
Nonperforming assets	$279,300	$242,614	$308,008

(1) Includes $28.4 million and $28.2 million in non-accrual restructured loans at March 31, 2011 and 2010, respectively.

Major Classifications of Loans

Commercial and industrial	$164,594	$197,420	$173,884
Real estate - commercial	794,249	903,289	821,101
Real estate - construction	104,633	219,364	129,601
Real estate - residential	531,311	627,936	557,635
Installment	4,752	6,980	5,104
Overdraft	372	602	739
Lease financing receivables	2,397	3,631	2,774
	1,602,308	1,959,222	1,690,838
Unearned origination fees, net	(547)	(1,121)	(709)
	$1,601,761	$1,958,101	$1,690,129

Major Classifications of Deposits

Noninterest bearing	$371,940	$316,240	$330,846
Savings	193,141	190,599	180,127
NOW accounts	266,103	398,011	304,287
Money market accounts	303,295	392,615	297,702
Certificates of deposits of less than $100,000	475,209	529,117	491,234
Certificates of deposits of $100,000 or more	292,661	337,880	304,332
	$1,902,349	$2,164,462	$1,908,528

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	March 31,	December 31,
	2011	2010
Assets
Cash and due from banks	$35,905	$28,584
Interest bearing deposits with financial institutions	137,556	69,492
Federal funds sold	988	682
Cash and cash equivalents	174,449	98,758
Securities available-for-sale	142,225	148,647
Federal Home Loan Bank and Federal Reserve Bank stock	14,050	13,691
Loans held-for-sale	3,189	10,655
Loans	1,601,761	1,690,129
Less: allowance for loan losses	73,128	76,308
Net loans	1,528,633	1,613,821
Premises and equipment, net	53,650	54,640
Other real estate owned, net	85,570	75,613
Mortgage servicing rights, net	4,330	3,897
Core deposit and other intangible asset, net	5,296	5,525
Bank-owned life insurance (BOLI)	51,429	50,966
Other assets	52,585	47,708
Total assets	$2,115,406	$2,123,921

Liabilities
Deposits:
Noninterest bearing demand	$371,940	$330,846
Interest bearing:
Savings, NOW, and money market	762,539	782,116
Time	767,870	795,566
Total deposits	1,902,349	1,908,528
Securities sold under repurchase agreements	1,878	2,018
Other short-term borrowings	4,579	4,141
Junior subordinated debentures	58,378	58,378
Subordinated debt	45,000	45,000
Notes payable and other borrowings	500	500
Other liabilities	22,536	21,398
Total liabilities	2,035,220	2,039,963

Stockholders’ Equity
Preferred stock	70,151	69,921
Common stock	18,628	18,467
Additional paid-in capital	65,286	65,209
Retained earnings	24,056	28,335
Accumulated other comprehensive loss	(3,042)	(3,130)
Treasury stock	(94,893)	(94,844)
Total stockholders’ equity	80,186	83,958
Total liabilities and stockholders’ equity	$2,115,406	$2,123,921

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share data)

	(unaudited)
	Three Months Ended
	March 31,
	2011	2010
Interest and Dividend Income
Loans, including fees	$20,869	$26,632
Loans held-for-sale	51	72
Securities, taxable	878	1,238
Securities, tax exempt	142	745
Dividends from Federal Reserve Bank and Federal Home Loan Bank stock	69	56
Interest bearing deposits with financial institutions	70	16
Total interest and dividend income	22,079	28,759
Interest Expense
Savings, NOW, and money market deposits	576	1,385
Time deposits	3,993	5,097
Securities sold under repurchase agreements	—	10
Other short-term borrowings	—	18
Junior subordinated debentures	1,113	1,072
Subordinated debt	203	195
Notes payable and other borrowings	4	1
Total interest expense	5,889	7,778
Net interest and dividend income	16,190	20,981
Provision for loan losses	4,000	19,220
Net interest and dividend expense after provision for loan losses	12,190	1,761
Noninterest Income
Trust income	1,784	1,657
Service charges on deposits	1,817	2,018
Secondary mortgage fees	227	223
Mortgage servicing income	370	163
Net gain on sales of mortgage loans	1,236	1,157
Securities gains(loss), net	139	(2)
Increase in cash surrender value of bank-owned life insurance	463	429
Debit card interchange income	700	663
Lease revenue from other real estate owned	520	518
Net gain on sales of other real estate owned	234	151
Other income	1,798	1,290
Total noninterest income	9,288	8,267
Noninterest Expense
Salaries and employee benefits	8,929	9,025
Occupancy expense, net	1,345	1,525
Furniture and equipment expense	1,460	1,639
FDIC insurance	1,739	1,428
General bank insurance	825	140
Amortization of core deposit and other intangible asset	229	282
Advertising expense	233	256
Debit card interchange expense	373	310
Legal fees	943	559
Other real estate expense	5,314	6,428
Other expense	3,208	3,157
Total noninterest expense	24,598	24,749
Loss before income taxes	(3,120)	(14,721)
Benefit for income taxes	—	(6,167)
Net loss	$(3,120)	$(8,554)
Preferred stock dividends and accretion	1,159	1,128
Net loss available to common stockholders	$(4,279)	$(9,682)

Basic loss per share	$(0.30)	$(0.69)
Diluted loss per share	(0.30)	(0.69)
Dividends declared per share	—	0.01

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Three Months ended March 31, 2011 and 2010

(Dollar amounts in thousands- unaudited)

	2011			2010
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$113,100	$70	0.25%	$30,551	$16	0.21%
Federal funds sold	1,465	—	—	1,440	—	—
Securities:
Taxable	128,174	878	2.74	147,768	1,238	3.35
Tax exempt (tax equivalent)	14,976	219	5.85	75,246	1,146	6.09
Total securities	143,150	1,097	3.07	223,014	2,384	4.28
Dividends from FRB and FHLB stock	13,698	69	2.01	13,044	56	1.72
Loans and loans held-for-sale (1)	1,656,531	20,933	5.05	2,028,319	26,744	5.27
Total interest earning assets	1,927,944	22,169	4.60	2,296,368	29,200	5.09
Cash and due from banks	34,882	—	—	36,868	—	—
Allowance for loan losses	(78,812)	—	—	(67,504)	—	—
Other noninterest bearing assets	238,261	—	—	264,210	—	—
Total assets	$2,122,275			$2,529,942

Liabilities and Stockholders’ Equity
NOW accounts	$272,092	$139	0.21%	$410,086	$346	0.34%
Money market accounts	303,604	319	0.43	392,821	816	0.84
Savings accounts	184,861	118	0.26	183,331	223	0.49
Time deposits	785,937	3,993	2.06	885,795	5,097	2.33
Total interest bearing deposits	1,546,494	4,569	1.20	1,872,033	6,482	1.40
Securities sold under repurchase agreements	1,754	—	—	19,736	10	0.21
Other short-term borrowings	3,036	—	—	10,509	18	0.69
Junior subordinated debentures	58,378	1,113	7.63	58,378	1,072	7.35
Subordinated debt	45,000	203	1.80	45,000	195	1.73
Notes payable and other borrowings	500	4	3.20	500	1	0.80
Total interest bearing liabilities	1,655,162	5,889	1.44	2,006,156	7,778	1.57
Noninterest bearing deposits	366,109	—	—	308,926	—	—
Accrued interest and other liabilities	19,460	—	—	17,031	—	—
Stockholders’ equity	81,544	—	—	197,829	—	—
Total liabilities and stockholders’ equity	$2,122,275			$2,529,942
Net interest income (tax equivalent)		$16,280			$21,422
Net interest income (tax equivalent) to total earning assets			3.42%			3.78%
Interest bearing liabilities to earnings assets	85.85%			87.36%

(1)                    Interest income from loans is shown on a tax equivalent basis as discussed in the next table and includes fees of $525,000 and $683,000 for the first quarter 2011 and 2010, respectively. Nonaccrual loans are included in the above stated average balances.

Note: Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.  (Dollar amounts in thousands- unaudited)

	Three Months Ended		Year to Date
	March 31,		December 31,
	2011	2010	2010
Net Interest Margin
Interest income (GAAP)	$22,079	$28,759	$106,681
Taxable equivalent adjustment:
Loans	13	40	81
Securities	77	401	966
Interest income (TE)	22,169	29,200	107,728
Interest expense (GAAP)	5,889	7,778	28,068
Net interest income (TE)	$16,280	$21,422	$79,660
Net interest income (GAAP)	$16,190	$20,981	$78,613
Average interest earning assets	$1,927,944	$2,296,368	$2,189,354
Net interest margin (GAAP)	3.41%	3.71%	3.59%
Net interest margin (TE)	3.42%	3.78%	3.64%

Efficiency Ratio
Noninterest expense	$24,598	$24,749	$100,636
Less amortization of core deposit and other intangible asset	229	282	1,129
Less other real estate expense	5,314	6,428	26,401
Adjusted noninterest expense	19,055	18,039	73,106
Net interest income (GAAP)	16,190	20,981	78,613
Taxable-equivalent adjustment:
Loans	13	40	81
Securities	77	401	966
Net interest income (TE)	16,280	21,422	79,660
Noninterest income	9,288	8,267	44,910
Less death benefit related to bank-owned life insurance	—	—	943
Less litigation settlement income	—	—	2,656
Less securities gain (loss), net	139	(2)	2,727
Less gain on sale of OREO	234	151	614
Adjusted noninterest income, plus net interest income (TE)	25,195	29,540	117,630
Efficiency ratio	75.63%	61.07%	62.15%

	(unaudited)		(unaudited)
	As of March 31,		December 31,
	2011	2010	2010
	(dollars in thousands)
Tier 1 capital
Total stockholders’ equity	$80,186	$187,740	$83,958
Tier 1 adjustments:
Trust preferred securities	27,743	56,625	29,029
Cumulative other comprehensive loss	3,042	1,916	3,130
Disallowed intangible assets	(5,296)	(6,372)	(5,525)
Disallowed deferred tax assets	(2,129)	(44,221)	(2,064)
Other	(433)	(282)	(390)
Tier 1 capital	$103,113	$195,406	$108,138

Total regulatory capital
Tier 1 capital	$103,113	$195,406	$108,138
Tier 2 additions:
Allowable portion of allowance for loan losses	21,992	26,292	22,875
Additional trust preferred securities disallowed for tier 1 captial	28,883	—	27,596
Subordinated debt	45,000	45,000	45,000
Other Tier 2 capital components	(7)	(8)	(7)
Total regulatory capital	$198,981	$266,690	$203,602

Tangible common equity
Total stockholders’ equity	$80,186	$187,740	$83,958
Less: Preferred equity	70,151	69,254	69,921
Intangible assets	5,296	6,372	5,525
Tangible common equity	$4,739	$112,114	$8,512

Tier 1 common equity
Tangible common equity	$4,739	$112,114	$8,512
Tier 1 adjustments:
Cumulative other comprehensive loss	3,042	1,916	3,130
Other	(2,562)	(44,503)	(2,454)
Tier 1 common equity	$5,219	$69,527	$9,188

Tangible assets
Total assets	$2,115,406	$2,497,685	$2,123,921
Less:
Intangible assets	5,296	6,372	5,525
Tangible assets	$2,110,110	$2,491,313	$2,118,396

Total risk-weighted assets
On balance sheet	$1,659,385	$1,995,403	$1,723,519
Off balance sheet	48,806	67,424	53,051
Total risk-weighted assets	$1,708,191	$2,062,827	$1,776,570

Average assets
Total quarterly average assets	$2,114,417	$2,479,067	$2,281,579